                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*

                                   Cadiz Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   127537207
             ------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 4

                    ----------------------------------------


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

-------------------                                           -----------------
CUSIP No. 127537207                                           Page 2 of 4 Pages
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lloyd I. Miller, III                  ###-##-####
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)    [ ]
                                                                (b)    [ ]
-------------------------------------------------------------------------------
   3     SEC USE ONLY


-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

      NUMBER OF              ***
       SHARES        ----------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
      OWNED BY
        EACH                 ***
      REPORTING      ----------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             ***
                     ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             ***
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         ***
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                [ ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         ***
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        IN-IA-OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

*** See Item 5.

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                                                                     Page 3 of 4

Item 1(a). Name of Issuer:                    Cadiz Inc.

Item 1(b). Address of Issuers's Principal     777 South Figueroa Street
           Executive Offices:                 Suite 4250
                                              Los Angeles, CA 90017

Item 2(a). Name of Person Filing:             Lloyd I. Miller, III

Item 2(b). Address of Principal Business      4550 Gordon Drive, Naples, Florida
           Office or, if None, Residence:     34102

Item 2(c). Citizenship:                       U.S.A.

Item 2(d). Title of Class of Securities:      Common Stock

Item 2(e). CUSIP Number:                      127537207

Item 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
           (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.    OWNERSHIP: See Item 5 below.

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not Applicable

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not Applicable

Item 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not Applicable

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                                                                     Page 4 of 4

Item 10.   CERTIFICATION:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




      Dated:  February 7, 2006             /s/  Lloyd I. Miller, III
                                           -----------------------------------
                                           Lloyd I. Miller, III